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                                                                    EXHIBIT 10.8



                                 PNC BANK CORP.
                      1996 EXECUTIVE INCENTIVE AWARD PLAN

1. GENERAL PURPOSES OF PLAN

  The PNC Bank Corp. 1996 Executive Incentive Award Plan is designed to (i) assist PNC Bank Corp. and its Subsidiaries in attracting, motivating, and retaining the senior executive officers most critical to the long-term success of the Corporation and its Subsidiaries, (ii) promote the identification of their interests with those of the Corporation's shareholders, and (iii) enable the Corporation to pay annual bonuses which are based upon the achievement of specified levels of performance and deductible for purposes of federal income taxation.

2. DEFINITIONS

  Terms not otherwise defined herein shall have the following meanings:

  2.1 "Award Period" means the Corporation's fiscal year, except to the extent the Committee determines otherwise, provided that the last day of an Award Period must be the last day of the Corporation's fiscal year.

  2.2 "Board" means the Board of Directors of the Corporation.

  2.3 "Code" means the Internal Revenue Code of 1986, as amended.

  2.4 "Committee" means the committee appointed by the Board to establish and administer the Plan as provided herein; provided, that the Committee shall have two or more members and each member of the Committee shall be an "outside director" as defined for purposes of Section 162(m) of the Code. Unless otherwise determined by the Board, the Personnel and Compensation Committee of the Board shall be the Committee.

  2.5 "Compensation Pool" means, with respect to each Award Period, an amount equal to the sum of: (i) one-half of one percent of Net Income for the Award Period, plus (ii) any amounts not paid out of a Compensation Pool for the immediately preceding Award Period and added to the existing Compensation Pool, as determined in the Committee's sole discretion; provided, that component (ii) of a Compensation Pool shall not exceed an aggregate amount of $3 million during any given Award Period and shall be available for the payment of Incentive Awards only upon the achievement of one or more Performance Conditions.

  2.6 "Corporation" means PNC Bank Corp. and its successors and assigns and any corporation which shall acquire substantially all of its assets.

  2.7 "Incentive Award" means the share of the Compensation Pool paid to a Participant for an Award Period, as determined by the Committee in the manner described in Sections 3 and 5 hereof.

  2.8 "Incentive Award Amount" means, with respect to each Participant, the amount, expressed as a percentage, of a Compensation Pool which he or she may be paid as an Incentive Award, as established by the Committee pursuant to
Section 5.1.

  2.9 "Net Income" means the consolidated pre-tax net income of the Corporation as determined in accordance with generally accepted accounting principles, after adjustment to exclude or include unusual, infrequently occurring or extraordinary items or cumulative effects of changes in accounting principles.

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  2.10 "Participant" means a "covered employee" within the meaning of Section
162(m) of the Code who is eligible to receive an Incentive Award, subject to the terms of the Plan.

  2.11 "Performance Conditions" means any objective performance factors the Committee may deem relevant in determining the availability of amounts carried forward from the immediately preceding Award Period as described in Sections
5.2 and 5.4 hereof, including, but not limited to, the Corporation's return on average assets, return on average equity, earnings per share, or other financial measure or ratio, whether on an absolute basis or in comparison to a predetermined peer group.

  2.12 "Plan" means the PNC Bank Corp. 1996 Executive Incentive Award Plan.

  2.13 "Subsidiary" means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Corporation either directly or through one or more other subsidiaries.

3. ADMINISTRATION

  3.1 Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan, including, but not limited to, determinations regarding whether to make Incentive Awards, the terms of all Incentive Awards, the Participants who receive Incentive Awards, the time or times at which Incentive Award Amounts are established, the Award Period to which each Incentive Award shall relate, and the actual dollar amount of any Incentive Award. The determinations of the Committee pursuant to this authority shall be conclusive and binding. The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer or which are required to be certified by the Committee under the Plan, or by Code Section 162(m) or the regulations promulgated thereunder.

4. ELIGIBILITY

  Incentive Awards may be made only to a Participant who is not paid an incentive award pursuant to the Corporation's 1994 Annual Incentive Award Plan or any successor plan, with respect to that Award Period.

5. INCENTIVE AWARDS; TERMS OF AWARDS; PAYMENT

  5.1 No later than 90 days after the commencement of an Award Period, the Committee shall, in its sole discretion, establish in writing an Incentive Award Amount for each Participant for that Award Period. For this purpose, each Participant may be identified in terms of position or title held, or base salary paid, during that Award Period, or by such other means as the Committee may deem appropriate. No Participant shall be assigned an Incentive Award Amount greater than 35% of the Compensation Pool and the sum of all Incentive Award Amounts for an Award Period shall not exceed 100% of the Compensation Pool under any circumstances.

  5.2 As soon as practicable following the end of an Award Period, but in all events prior to making any Incentive Awards, the Committee shall compute and certify in writing the size of the Compensation Pool for that Award Period, and shall determine whether any Performance Conditions established for that Award Period were satisfied. In performing such computation, the Committee may rely upon financial statements supplied by the Corporation's officers, provided that the Committee believes such statements to have been prepared in accordance with generally accepted accounting principles.

  5.3 As soon as practicable following the Committee's completion of the actions specified in Section 5.2, the Committee shall certify in writing the Incentive Award, if any, to be made to each Participant for that Award Period and shall authorize the Corporation to make such Incentive Award to each Participant in accordance with the terms and conditions of the Plan.

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  5.4 In the event that the Committee does not exhaust the full amount of the
Compensation Pool through the payment of Incentive Awards, the Committee may, in its sole discretion and no later than 90 days after the commencement of an Award Period, certify in writing that all or a portion of the remaining Compensation Pool shall be added to the Compensation Pool for the Award Period then commenced; provided, that the Committee shall not be authorized to direct any such carryover if the amount in question would exceed $3 million; and, provided further, that the Committee establishes one or more Performance Conditions that must be achieved during the Award Period in order for such carryover amount to be available for the payment of Incentive Awards for that Award Period.

  5.5 The Committee may, in its sole discretion, determine not to make an Incentive Award or reduce an Incentive Award below the applicable Incentive Award Amount, without the consent of a Participant. Unless otherwise determined by the Committee, no Incentive Award shall be made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the date of payment.

  5.6 Incentive Awards shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation's payroll practices as in effect from time to time.

  5.7 The Committee, subject to such terms and conditions as it may determine, and a Participant pursuant to any deferred compensation plan of the Corporation, shall have the right to defer the payment of an Incentive Award, provided, in either case, that any additional amounts credited to such deferred payment will be based either on a reasonable rate of interest or the actual rate of return of one or more predetermined investments.

6. TRANSFERABILITY

  Until paid to a Participant, Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

7. TERMINATION OR AMENDMENT

  The Board may amend, modify or terminate the Plan in any respect at any time without the consent of the Participants.

8. EFFECTIVENESS OF PLAN AND AWARDS

  The Plan shall be void ab initio unless the Plan is approved by a vote of the Corporation's shareholders at the first meeting of the Corporation's shareholders following adoption of the Plan by the Board.

9. EFFECTIVE DATE; TERM OF THE PLAN

  Subject to shareholder approval pursuant to Section 8, the Plan shall be effective as of January 1, 1996 and the first Award Period shall be fiscal year 1996. The Plan shall remain in effect until terminated by the Board pursuant to
Section 7. No Incentive Awards may be made under the Plan after its termination, provided that termination of the Plan shall not affect any Incentive Awards payable on or after the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

10. INDEMNIFICATION OF COMMITTEE

  In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, each of the members of the Committee shall be indemnified by the Corporation against the

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reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding to the maximum extent permitted by law.

11. GENERAL PROVISIONS

  11.1 The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Subsidiary, except as expressly provided in the Plan.

  11.2 The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation, or any Subsidiary, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation or any Subsidiary.

  11.3 Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

  11.4 The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania.

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